Exhibit 99.3

PCB Bancorp Declares Quarterly Cash Dividend of $0.18 Per Common Share
Los Angeles, California - April 25, 2024 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of PCB Bank, announced that on April 25, 2024, its Board of Directors declared a quarterly cash dividend of $0.18 per common share. The dividend will be paid on or about May 17, 2024, to shareholders of record as of the close of business on May 10, 2024.
About PCB Bancorp
PCB Bancorp is the bank holding company for PCB Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

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